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                                                                   EXHIBIT 99.12

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 15, 2001 (the "Agreement Date"), is by and among AMERICAN ECOLOGY ENVIRONMENTAL SERVICES CORPORATION, a Texas corporation ("Purchaser"), whose main offices are located at 805 West Idaho, Suite 200, Boise, Idaho 83702, AMERICAN ECOLOGY CORPORATION, a Delaware corporation, and Purchaser's ultimate corporate parent ("AEC"), ENVIROSOURCE TECHNOLOGIES, INC., a Delaware corporation ("Seller"), whose main offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044, and ENVIROSOURCE, INC., a Delaware corporation, and Seller's ultimate corporate parent ("Enso").

                                   BACKGROUND

         ENVIROSAFE SERVICES OF IDAHO, INC., a Delaware corporation ("ESII" or the "Company"), has issued and outstanding 1,000 shares of common stock, par value $1.00 per share, all of which are owned by Seller (the "Shares"). Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares on the terms and subject to the conditions set forth in this Agreement. AEC is a party to this Agreement for the purpose of making certain representations, warranties and covenants and joining its subsidiary's indemnification obligations contained herein. Enso is a party to this Agreement for the purpose of making certain representations and joining its subsidiary's indemnification obligations contained herein.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. In this Agreement, the term:

         "AEC" means American Ecology Corporation, a Delaware corporation.

         "Agreement" means this Agreement, as the same may be modified, amended, supplemented and/or restated from time to time.

         "Agreement Date" means the date of this Agreement, as set forth in the preamble of this Agreement.

         "Announcement" means any announcement to the public or to the trade, the employees or any customer or supplier of the Company with respect to this Agreement or any of the transactions contemplated hereby.


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         "Bank" means First Security Bank, N.A., which has an outstanding line of credit facility with AEC.

         "BLM" has the meaning set forth in Section 4.23.

         "BLM Land Transaction" has the meaning set forth in Section 4.23.

         "Blue Sky Laws" means the securities or blue sky laws of any state of the United States.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Boise, Idaho or Philadelphia, Pennsylvania are authorized or required by Law to close.

         "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act, as the same may have been amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         "Claim" means a written demand received by the insured seeking a remedy and alleging liability on the part of the insured that is a loss covered by an insurance policy pursuant to its terms and conditions.

         "Closing" means the closing and consummation of the Purchase and Sale and the other transactions contemplated by this Agreement.

         "Closing Date" means such date mutually agreed upon by Purchaser and Seller that is within five Business Days after the first date upon which all of the conditions set forth in Article VII shall have been satisfied or waived.

         "Closing Date Balance Sheet" has the meaning set forth in Section 3.06.

         "Closure Trust Fund" has the meaning set forth in Section 3.01(a).

         "Code" means the Internal Revenue Code of 1986, as the same may have been amended.

         "Company" means ESII.

         "Company Material Adverse Effect" means a condition or event which results in or has (a) a material adverse change in, or a material adverse effect on, the business, liabilities, condition (financial or otherwise), properties, assets or results of operations of the Company, taken as a whole, or (b) a material adverse effect on the ability of the Seller and Enso to perform their obligations under this Agreement and the other Seller Documents to which they are respectively a party or to consummate the transactions contemplated hereby and thereby.


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         "Competing Transaction" has the meaning set forth in Section 6.11.

         "Consent" means any governmental, judicial or private party consent, approval, permission, authorization, waiver or exemption.

         "Contract" means any written contract, agreement, instrument, undertaking, commitment or arrangement, of any kind or description whatsoever to which ESII is a party or by which any property, assets, capital stock or partnership interest (as the case may be) of ESII is subject or bound.

         "CSI" has the meaning set forth in Section 3.01.

         "Disclosure Schedule" means the Disclosure Schedule, comprising the Schedules referred to in Section 4.01 hereof, delivered by Seller to Purchaser contemporaneously with this Agreement, as the same may be updated as provided in
Section 7.01(a).

         "Employees" has the meaning set forth in Section 4.11.

         "Enso" means Envirosource, Inc., a Delaware corporation.

         "Environmental, Health and Safety Liabilities" means any Liabilities arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of Hazardous Substances);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands, and remedial action, response, investigation or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remedial action required by applicable Environmental Law or Occupational Safety and Health Law.

         "Environmental Law" means any Law of, any Permit from, or any consent decree or agreement with, any federal, state, regional, special district or local governmental authority regulating, relating to or imposing liability or enforceable standards of conduct relating to environmental matters or the protection of the environment, including, without limitation (as the same may have been or may be amended from time to time), the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, CERCLA, any


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so-called "Superfund" or "Superlien" Law, the federal Toxic Substances Control
Act and any similar state or local Law.

         "ERISA" means the federal Employee Retirement Income Security Act of 1974, as the same may have been amended.

         "ESII" means Envirosafe Services of Idaho, Inc., a Delaware corporation.

         "ESOI" has the meaning set forth in Section 3.07.

         "ESOI/Nucor Yamato Letter Agreement" has the meaning set forth in
Section 3.07.

         "Exchange Act" means the federal Securities Exchange Act of 1934, as the same may have been amended, together with the rules and regulations promulgated thereunder.

         "Facility" means the Company's solid waste disposal facility located near the City of Grandview in Owyhee County, Idaho, identified internally by EnsoI as "Site B."

         "Financial Statements" means the financial statements of the Company included in Schedule 4.04(a).

         "FTC" means the U.S. Federal Trade Commission.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

         "Governmental Body" means any state, county, city, district or other jurisdiction of any nature; federal, state, local, municipal or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity); or body exercising, or entitled to exercise, any administrative, executive, legislative, police, regulatory or taxing authority or power of any nature.

         "Guaranty" has the meaning set forth in Section 6.16.

         "Hazardous Substance" means any hazardous, toxic or polluting contaminant, substance or waste, including, without limitation, any solid waste, toxic substance, hazardous substance, hazardous material, hazardous chemical, pollutant or hazardous or acutely hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, and shall also include (but not be limited to) petroleum (including, without limitation, crude oil and any fraction thereof), any radioactive material (including, without limitation, any source and special nuclear by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended), polychlorinated biphenyls (PCBs) and asbestos in any form or condition.

         "IDEQ" has the meaning set forth in Section 7.01(m).


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         "Income Taxes" means all U.S. federal income taxes and all income and franchise taxes imposed by states, territories and possessions of the United States and political subdivisions thereof which are based on or measured by net income or net profits together with all interest, penalties and additions imposed with respect to such taxes.

         "Indemnified Person" has the meaning set forth in Section 9.04 hereof.

         "Indemnifying Person" has the meaning set forth in Section 9.04 hereof.

         "Intellectual Property Rights" means all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names, Internet domain names, brand names, service marks, trade dress rights, logos and registered copyrights.

         "IRBs" has the meaning set forth in Section 6.16.

         "IRS" means the U.S. Internal Revenue Service.

         "Justice" means the U.S. Department of Justice.

         "Laws" means all federal, state, regional, special district and local laws, statutes, ordinances, codes, directives, rules and regulations of any Governmental Body.

         "Liabilities" means any direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

         "License Agreement" has the meaning set forth in Section 3.04.

         "Liens" means all liens, security interests, mortgages, pledges, covenants, easements and similar encumbrances and defects in title.

         "Losses" has the meaning set forth in Section 9.03 hereof.

         "Material Contracts" has the meaning set forth in Section 4.13.

         "Material Exceptions" has the meaning set forth in Section 6.15(b).

         "Material Jurisdictions" has the meaning set forth in Section 4.01.

         "Most Recent Balance Sheet" has the meaning set forth in Section
4.04(b).

         "Most Recent Balance Sheet Date" has the meaning set forth in Section 4.04(b).

         "New Exception" has the meaning set forth in Section 6.15(b).


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         "NOLs" has the meaning set forth in Section 4.24(b).

         "Non-Competition Agreement" has the meaning set forth in Section 3.02.

         "Notice" means any notice, announcement, communication or other advice.

         "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Ordinary Course of Business" means any action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal operations of such Person; or

                  (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of other Persons that are in the same line of business as such Person.

         "Permits" means all governmental license, permits, rights, privileges, registrations, required reports, franchises, authorizations and other consents which are required under any applicable Law to own and/or operate the business of the Company.

         "Permitted Exceptions" means: (i) Liens for taxes not yet due and payable; (ii) Liens imposed by Law, such as banker's, warehousemen's, mechanic's and materialmen's liens, and other similar statutory or common law liens arising in the Ordinary Course of Business; (iii) Liens arising out of pledges, bonds or deposits under worker's compensation laws, unemployment insurance, old age pension or other social security or retirement benefits or similar legislation and deposits securing obligations for self-insurance arrangements in connection with any of the foregoing; (iv) easements, rights of way, building restrictions, minor defects or irregularities in title and such other encumbrances or charges against property (real, personal or mixed) existing as of the date hereof which do not in a materially adverse way affect the marketability of the same or materially interfere with the use thereof in the ordinary course of business, including, without limitation, those matters set forth on the attached Annex A;
(v) statutory Liens of landlords arising under leases as to which the Company is lessee; (vi) leases or subleases granted to others in the Ordinary Course of Business; and (vii) exceptions not objected to by Purchaser pursuant to Section 6.15(b).

         "Person" means any natural person, corporation (including any non-profit corporation), general or limited partnership, joint venture, limited liability company, bank, trust or unincorporated organization, joint-stock company or other similar organization, Governmental Body, estate, trust, organization, labor union or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "Policy" has the meaning set forth in Section 4.20.


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         "Preliminary Title Report" has the meaning set forth in Section
6.15(a).

         "Purchase and Sale" means the transaction provided for in Section 2.01.

         "Purchase Price" has the meaning set forth in Section 2.02.

         "Purchaser" means American Ecology Environmental Services Corporation, a Texas corporation, and its successors and permitted assigns.

         "Purchaser Consents" has the meaning set forth in Section 5.01.

         "Purchaser Documents" means this Agreement and the other agreements, instruments, certificates or other documents executed and delivered by Purchaser, AEC and/or any affiliate thereof in connection with this Agreement and/or the Closing.

         "Purchaser Material Adverse Effect" means a condition or event which results in or has (a) a material adverse change in, or a material adverse effect on, the business, liabilities, condition (financial or otherwise), properties, assets or results of operations of the Purchaser, taken as a whole, or (b) a material adverse effect on the ability of the Purchaser or AEC to perform their obligations under this Agreement and the other Purchaser Documents to which they are respectively a party or to consummate the transactions contemplated hereby and thereby.

         "Purchaser's Indemnified Persons" means Purchaser and AEC, and their respective directors, officers, shareholders, controlling persons, employees and agents, and the Company and its directors, officer, employees and agents serving as such after the Closing at the request of Purchaser.

         "Real Property" has the meaning set forth in Section 4.05(a).

         "Required Consents" has the meaning set forth in Section 7.01(c).

         "SEC" has the meaning set forth in Section 5.04.

         "Securities Act" means the Securities Act of 1933, as the same may have been amended, together with the rules and regulations promulgated thereunder.

         "Seller" means Envirosource Technologies, Inc., a Delaware corporation, and its successors and permitted assigns.

         "Seller Consents" has the meaning set forth in Section 4.02(b).

         "Seller Documents" means this Agreement, the Non-Competition Agreement, the License Agreement, the Transition Services Agreement, the Trademark License and the


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ESOI/NUCOR Letter Agreement executed and delivered by Seller, Enso, the Company and/or any affiliate thereof in connection with this Agreement and/or the Closing.

         "Seller Income Tax Periods" has the meaning set forth in Section
6.08(a).

         "Seller's Indemnified Persons" means Seller and Enso and their respective directors, officers, shareholders, controlling persons, employees and agents, and the directors, officers, employees and agents of Enso who served as such for any period while Seller owned ESII.

         "Shares" has the meaning set forth in the Background paragraph of this Agreement.

         "Sterling Assets" has the meaning set forth in Section 3.01(a).

         "Sterling Closing Certificate" has the meaning set forth in Section 3.01(b).

         "Sterling Contract" has the meaning set forth in Section 3.01(a).

         "Straddle Period Returns" means all Tax Returns of the Company for taxable periods beginning before and ending after the Closing Date.

         "Survey" has the meaning set forth in Section 6.15(a).

         "Tangible Personal Property" has the meaning set forth in Section 4.05(a).

         "Tax Returns" means all returns (including information returns) and reports with respect to Taxes, including all schedules and other information and materials filed submitted or required to be filed or submitted therewith.

         "Tax" or "Taxes" means all taxes, charges, levies or other like assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, capital, payroll, employment, excise, stamp, property or other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

         "Termination Date" has the meaning set forth in Section 8.02(d).

         "Threshold Amount" has the meaning set forth in Section 9.01(b)(3).

         "Title Company" has the meaning set forth in Section 6.15(a).

         "Title Policy" has the meaning set forth in Section 6.15(c).

         "Trademark License" has the meaning set forth in Section 3.05.

         "Transition Services Agreement" has the meaning set forth in Section 3.03.


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                                   ARTICLE II
                                PURCHASE AND SALE

         2.01 PURCHASE AND SALE. On the Closing Date, Seller shall sell, transfer, assign, grant, convey and set over to Purchaser, and its successors and assigns forever, and Purchaser shall purchase and receive from Seller, free and clear of any and all Liens, all of Seller's right, title and interest in, to and under the Shares.

         2.02 CONSIDERATION. In consideration of Seller's sale of the Shares to Purchaser as aforesaid, Purchaser shall pay One Thousand and 00/100 Dollars ($1,000.00) to Seller (the "Purchase Price").


                                   ARTICLE III
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         3.01 STERLING ASSETS.

              (a) Transfer of Sterling Assets. On or before the Closing Date, Seller covenants and agrees to cause to be contributed to the Company certain assets and liabilities (including, without limitation, that certain Contract, effective as of January 1, 1999, between Conversion Systems, Inc., Seller's affiliate ("CSI"), and Northwestern Steel and Wire Company (the "Sterling Contract")), relating to the on-site waste processing facility constructed by CSI at Northwestern Steel and Wire's Sterling, Illinois steel plant (the "Sterling Assets"). Set forth on Schedule 3.01(a) is a list of the Sterling Assets, all of which shall be transferred to and shall be the sole and exclusive property of ESII on the Closing Date. The parties acknowledge and agree that Purchaser is assuming no liabilities associated with the Sterling Assets arising prior to the Closing Date other than those specifically set forth on Schedule 3.01(a).

              (b) Closure Trust Fund. The parties further acknowledge and agree that the Sterling Assets shall include Seller's and its affiliates' rights with respect to the trust fund established under the Sterling Contract to ensure performance of CSI's "Clean Closure" obligations, as defined in and required by the Sterling Contract, and the related trust agreement (the "Closure Trust Fund"); provided, however, that in the event Purchaser has not incurred any "Clean Closure" obligation under the Sterling Contract during the 12 months following the Closing Date, Purchaser shall, within five Business Days following the one-year anniversary of the Closing Date, pay to Seller an amount equal to the amount by which the Closure Trust Fund on the Closing Date exceeds the closure liability associated with the CSI facility, as recorded on the Closing Date Balance Sheet prepared in accordance with Section 3.06.

              (c) Representations and Warranties Concerning Sterling Assets. On the Closing Date, Seller shall deliver to Purchaser a certificate (the "Sterling Closing Certificate") based on the deemed inclusion of the Sterling Assets within the properties and assets of ESII and certifying that, as to the Sterling Assets deemed to be included therein, those representations and


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warranties of Seller set forth on Schedule 3.01(c) are true and correct in all material respects as of the Closing Date. Seller shall deliver a draft of the Sterling Closing Certificate to Purchaser at least five (5) Business Days prior to the Closing Date.

         3.02 NON-COMPETITION AGREEMENT. At Closing, the parties shall sign and deliver a Non-Competition and Non-Solicitation Agreement, substantially in the form of Exhibit A hereto (the "Non-Competition Agreement").

         3.03 TRANSITION SERVICES AGREEMENT. At Closing, the parties shall sign and deliver a Transition Services Agreement, substantially in the form of Exhibit B hereto (the "Transition Services Agreement").

         3.04 LICENSE AGREEMENT. At Closing, Seller shall cause Envirosafe Services of Ohio, Inc. to enter into a Patent and Technical Information License Agreement with ESII, substantially in the form of Exhibit C hereto (the "License Agreement").

         3.05 TRADEMARK LICENSE. At Closing, the parties shall sign and deliver a Trademark License Agreement substantially in the form of Exhibit D hereto (the "Trademark License"), pursuant to which ESII will be granted a limited right to use the "Envirosafe" trademark for a period not to exceed six months following the Closing.

         3.06 CLOSING DATE BALANCE SHEET. At Closing, Seller shall deliver to Purchaser a balance sheet of ESII dated as of the last day of the calendar month ending no less than fifteen (15) days prior to the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in a manner that is consistent with the balance sheets included in the Financial Statements described in Section 4.04(a) hereof; provided, however, that the parties acknowledge and agree that the Closing Date Balance Sheet shall reflect on a pro forma basis the inclusion of the Sterling Assets which are to be transferred to ESII in accordance with the provisions of Section 3.01.

         3.07 ESOI/NUCOR YAMATO LETTER AGREEMENT. At Closing, Seller shall cause its affiliate, Envirosafe Services of Ohio, Inc. ("ESOI") to enter into a letter agreement with ESII relating to the relationship of ESOI and ESII to the Nucor Yamato Steel Co. Division of NUCOR Corporation with respect to its operations in Armorel, Arkansas, substantially in the form of Exhibit E hereto (the "ESOI/Nucor Yamato Letter Agreement").

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         4.01 ORGANIZATION AND GOOD STANDING. ESII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, except as set forth in Schedule 4.01, is duly qualified or licensed to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it, or


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the character or location of the properties and assets owned or leased by it, requires such license or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect (the "Material Jurisdictions"). A complete and accurate list of the Material Jurisdictions is set forth in Schedule 4.01. ESII has the full corporate power and authority to own, lease and operate its properties and assets, to carry on its businesses as presently conducted, and to perform its obligations under all applicable Contracts, except where the failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

         4.02 CONSENTS, AUTHORIZATIONS AND CONFLICTS.

              (a) Neither the execution and delivery by Seller and Enso of this Agreement or of any of the other Seller Documents, nor the performance by Seller and Enso of their respective obligations hereunder and thereunder, requires any Consent or the giving of any Notice applicable to Seller, Enso or the Company (as opposed to Purchaser), except for such Consents and Notices that:

                  (1) are required elsewhere in this Agreement,

                  (2) are required under the terms and conditions of those Contracts listed in Schedule 4.13 and Permits listed in Schedule 4.08, including, for this purpose, those Contracts and Permits which are to be transferred to the Company on or before the Closing Date as part of or in connection with the Sterling Assets; and

                  (3) (A) have been or will be obtained or given on or before, and remain in full force and effect as of the Closing Date, or (B) if not so obtained or given, would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

              (b) Schedule 4.02 contains a complete and accurate list of all material Consents of, or filings with or Notices to, any Person or Governmental Body, required in connection with the Seller's and Enso's valid execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any Consents or Notices required in connection with the Contracts listed in Schedule 4.13 and Permits listed in Schedule 4.08 (collectively, the "Seller Consents"), including, for this purpose, those Contracts and Permits which are to be transferred to the Company on or before the Closing Date as part of or in connection with the Sterling Assets.

              (c) This Agreement has been duly authorized, executed and delivered by Seller and Enso and constitutes the legal, valid and binding obligation of Seller and Enso enforceable against Seller and Enso in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws


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
of general application relating to or affecting the enforcement of creditors' rights (the "Equitable Exceptions"). At the Closing, each other Seller Document shall be duly authorized, executed and delivered by the Seller, the Company or Enso, as applicable, and shall constitute the legal, valid and binding obligation of the Seller, the Company or Enso, as applicable, enforceable against each such respective party in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.

              (d) The execution and delivery by the Company, Seller or Enso of the Seller Documents to which they are respectively a party, and the performance by such parties of their respective obligations thereunder, does not and will not contravene, conflict or be inconsistent with, result in a breach of, constitute a violation of or default under, or require or result in any right of acceleration or create or impose any Lien under (all or any of the foregoing a "breach"): (i) the Company's, Seller's or Enso's respective articles or certificate of incorporation or by-laws (or other organizational documents);
(ii) any Law applicable or relating to any of the Company, Seller or Enso or any of the businesses, assets or properties of the Company, including, for this purpose, any assets and properties which are to be transferred to the Company on or before the Closing Date as part of or in connection with the Sterling Assets; or (iii) any Contract or Permit, including, for this purpose, any Contract or Permit which is to be transferred to the Company on or before the Closing Date as part of or in connection with the Sterling Assets, except, with respect to clauses (ii) and (iii), for such breaches, violations, defaults, accelerations or Liens as would not, alone or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

         4.03 MINUTE AND STOCK TRANSFER BOOKS. Seller has made available to Purchaser the original or true copies of the minute books and stock transfer records of the Company. To the best knowledge of Seller, the minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The stock transfer records are current, and all documentary and stock transfer tax stamps required in connection with the issuance and transfer of the capital stock of the Company have been duly affixed and canceled. At the Closing, all of the foregoing books and records will be in the possession of the Company.

         4.04 FINANCIAL STATEMENTS.

              (a) The ESII financial statements, which are included in the Disclosure Schedule as Schedule 4.04(a), consist of an unaudited income statement for each of the three years ended December 31, 1997, December 31, 1998 and December 31, 1999 (the "Most Recent Fiscal Year End"), and for the eleven months ended November 30, 2000, as well as unaudited balance sheets as of December 31, 1997, 1998 and 1999 and as of November 30, 2000 (the "Financial Statements"). Such Financial Statements present fairly, in all material respects, the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such Financial Statements, each in a manner that is consistent with the Company's historical financial accounting and reporting practices and that, while not


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inconsistent with GAAP, is not necessarily in conformity with GAAP because, among other things: (i) certain non-material disclosures required by GAAP are not included; and (ii) Seller's corporate staff supplies centralized banking and cash management services to the Company, and provides tax, general accounting, auditing, human resources, legal and other services to the Company, which are charged to the Company in the form of allocated management fees and are not included in the Financial Statements.

              (b) At November 30, 2000 (the "Most Recent Balance Sheet Date"), ESII had no indebtedness or liabilities required by GAAP to be included on a balance sheet which are not included in its balance sheet at November 30, 2000 in the Financial Statements (the "Most Recent Balance Sheet"). The "Total Liabilities" of ESII set forth on the Most Recent Balance Sheet (as that term is used therein) do not exceed $21 million. Since the Most Recent Balance Sheet Date, ESII has incurred no indebtedness or liabilities required by GAAP to be included on a balance sheet except for such indebtedness or liabilities incurred by ESII in the Ordinary Course of Business.

         4.05 TITLE, CONDITION AND NATURE OF TANGIBLE ASSETS.

              (a) Schedule 4.05(a) contains a list of all real property ("Real Property") and material tangible personal property and fixtures ("Tangible Personal Property") owned or leased by the Company as of the Agreement Date having, as applicable, a purchase cost of $25,000 or more or a fair market value (at lease inception) of $25,000 or more. The Company has good and marketable title to, or a leasehold interest in, the Tangible Personal Property free and clear of all Liens other than Permitted Exceptions. The Company has insurable title to, or a leasehold interest in, the Real Property free and clear of all Liens other than Permitted Exceptions. Set forth on Schedule 4.05(a) is a list of all real property leases or subleases affecting any of the Real Property, and all equipment or other personal property leases or subleases affecting any of the Tangible Personal Property.

              (b) Except as set forth on Schedule 4.05(b), to the best knowledge of Seller, the buildings, structures, improvements, fixtures and appurtenances owned, leased or operated by the Company on any Real Property, and the Tangible Personal Property owned, leased or operated by the Company, are adequate to operate its business as currently operated. No other assets are used or are necessary to conduct the business of the Company, in all material respects, as it is currently conducted.

              (c) The Company has received no notice of any pending or overtly threatened condemnation or eminent domain proceeding in respect of any Real Property or Tangible Personal Property which would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, and the business of the Company is not conducted under any restriction imposed upon the Company (but not imposed upon other persons or entities conducting similar businesses or operating similar assets for similar purposes in the same localities by any zoning, environmental, health and safety or other Law).

         4.06 INTELLECTUAL PROPERTY RIGHTS. Schedule 4.06 sets forth a complete list of (i) all material Intellectual Property Rights owned, licensed or used by the Company, and (ii) all license and other agreements with respect to any of the foregoing. The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all such Intellectual Property Rights necessary for the operation of the business of the Company as presently conducted, except where the failure to own or possess rights in such Intellectual Property Rights would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. With respect to the material Intellectual Property Rights owned by the Company, the Company owns such Intellectual Property Rights, free and clear of all Liens other than Permitted Exceptions. With respect to the material Intellectual Property Rights licensed by the Company, all such licenses are in full force and effect in accordance with the terms thereof; and there are no outstanding defaults by the Company, or to the best knowledge of Seller, any other party under such licenses. To the best knowledge of Seller, the Company has not infringed upon or otherwise violated any Intellectual Property Rights of third parties; there are no existing or, to the best knowledge of Seller, overtly threatened claims (x) against the Company or Seller by any Person claiming any adverse right of ownership or use of any of the Intellectual Property Rights, or (y) that the Company or Seller are infringing any rights in or to the Intellectual Property Rights of any other Person. To the best knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of the Company.

         4.07 LITIGATION. Except as set forth on Schedule 4.07, there are no Governmental Body or private party actions, suits, claims, proceedings or, to the best knowledge of Seller, investigations pending or, to the best knowledge of Seller, overtly threatened against, the Company, Seller or any subsidiary or affiliate thereof which has or would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (x) relating to the Company, the ownership or business of the Company, any of the Shares or any properties or assets currently owned, leased or operated by the Company, or (y) which questions or challenges Seller's right, title or interest in or to any of the Shares. Except as set forth on Schedule 4.07, to the best knowledge of Seller, neither the Company, the ownership or business of the Company, any of the Shares, nor any of the properties or assets now or previously owned, leased or operated by the Company is the subject of any judgment, order or decree of any governmental authority, court or arbitrator which has had or is reasonably expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Schedule 4.07 sets forth a list of all written notices of violations related to Environmental Laws received by the Company from January 1, 1999 through and including the Agreement Date.

         4.08 COMPLIANCE. The Company has obtained all Permits necessary to operate its business as currently conducted, except those the absence of which would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Schedule 4.08 contains a complete list of all material Permits held by or issued in favor of the Company as of the Agreement Date, and a list of all material Permits, including, for this purpose, any Permits relating to the use and operation of the Sterling Assets which are to be transferred to the Company on or before the Closing Date. All such material Permits are valid and in full force and effect. To the best knowledge of Seller, except as set forth on Schedule 4.08, there exists no default or violation by the Company under any such Permit which default or violation would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect and, to the best knowledge of Seller, no event, act or omission has occurred which has resulted, or (with or without notice, the passage of time or the occurrence of any other event) would result, in the revocation or non-renewal of any such Permit.

         4.09 TAXES.

              (a) The Company has filed or caused to be filed all Tax Returns that it was required to file on or prior to the date hereof. The Company has paid or provided for all Income Taxes shown on its Income Tax Returns, except such Taxes as are listed in Schedule 4.09 and which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Most Recent Balance Sheet, except where the failure to file Income Tax Returns or to pay Income Taxes would not reasonably be expected to result in a Company Material Adverse Effect.

              (b) Except as disclosed in the Most Recent Balance Sheet or in
Schedule 4.09, there exists no material written, or to the best of Seller's knowledge oral, proposed Tax assessment against the Company.

              (c) The Company has heretofore made available to the Purchaser copies of all of the Company's federal and state income Tax Returns filed since December 31, 1997, together with all examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997. Since December 31, 1997, the Company has not waived any statute of limitations in respect of Income Taxes for any period since December 31, 1997, or agreed to any extension of time with respect to an Income Tax assessment or deficiency for any period since December 31, 1997. Federal and state Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1997 have not been audited nor are they currently the subject of audit.

              (d) The Company has not filed a consent under Section 341 of the Code concerning collapsible corporations. There is no Tax sharing agreement that will require any payment by the Company after the Agreement Date.

              (e) To the best knowledge of Seller, the Company has withheld and timely deposited or paid or accrued all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, stockholder or other third party.

              (f) The Company has not made any payments and, to the best knowledge of Seller, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances would obligate it to make any payments that would be characterized as "excess parachute payments" under
Section 280G of the Code. None of the assets of the Company (i) is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section

103(a) of the Code; or (iii) is "tax-exempt use property" within the meaning of
Section 168(h) of the Code. The Company does not have any liability for Taxes of any Person under Treas. Reg. Sec. 1.1502-6 or any similar provision of state, local or foreign law, as a member of a consolidated group, transferee or successor, by contract, or otherwise. The Company is a United States person within the meaning of the Code and the transactions contemplated by this Agreement are not subject to the withholding provisions of Section 3406 of the Code or subchapter A or Chapter 3 of the Code.

              (g) Set forth on Schedule 4.09 is a complete description of all NOLs affecting the Company through December 31, 1999.

         4.10 EMPLOYEE BENEFIT MATTERS.

              (a) As used in this Section 4.10, the following terms have the meanings set forth below:

                  "Other Benefit Obligation of the Company" means any Other Benefit Obligation owed, adopted or followed by the Company or by an ERISA Affiliate of the Company.

                  "Company Plan" means all Plans of which the Company is a Plan Sponsor, or to which the Company otherwise contributes or in which the Company otherwise participates.

                  "ERISA Affiliate" means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

                  "Multiemployer Plan" has the meaning given in Section 3(37)(A) of ERISA.

                  "Other Benefit Obligation" means all legally binding obligations, arrangements or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors or employees other than obligations, arrangements, and practices that are Plans.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Pension Plan" has the meaning given in Section 3(2)(A) of ERISA. "Plan" has the meaning given in Section 3(3) of ERISA.

                  "Plan Sponsor" has the meaning given in Section 3(16)(B) of ERISA.

                  "Qualified Plan" means any Plan that meets or purports to meet the requirements of Section 401(a) of the Code.

                  "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

                  "Welfare Plan" has the meaning given in Section 3(1) of ERISA.

              (b) Schedule 4.10(b) contains a complete and accurate list of all Company Plans and Other Benefit Obligations of the Company.

              (c) The Company has heretofore delivered, or made available to Purchaser, the following:

                  (i) (A) the plan document, summary plan description, most recent IRS determination letter and most recent Form 5500 relating to each of the Company Plans; and

                  (ii) all personnel, payroll and employment manuals and policies of the Company.

              (d) Except as provided in Schedule 4.10(d), to the best knowledge of Seller:

                  (i) The Company, with respect to all Company Plans and Other Benefit Obligations of the Company are, and each Company Plan and Other Benefit Obligation of the Company is, in full compliance with ERISA, the Code and other applicable requirements of Law, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

                  (ii) No Title IV or other Plan maintained by the Company or any ERISA Affiliate of the Company has (A) incurred an "accumulated funding deficiency," within the meaning of Section 301 of ERISA and
         Section 412 of the Code, whether or not waived; (B) been a plan with respect to which a "reportable event," within the meaning of Section 4043 of ERISA (to the extent that the reporting of such event to the PBGC has not been waived), has occurred and is continuing; or (C) to the best knowledge of Seller, has been a plan with respect to which any liability to the PBGC has been or is expected to be incurred.

                  (iii) Neither the Company nor any ERISA Affiliate of the Company has incurred any unsatisfied withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any Multiemployer Plan.

                  (iv) Neither the Company nor any ERISA Affiliate of the Company has been notified by the sponsor of any Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

                  (v) Neither the Company nor any ERISA Affiliate of the Company has any liability with respect to any Pension Plans under Sections 4062, 4063 or 4064 of ERISA.

                  (vi) To the best knowledge of Seller, the Company has no liability with respect to any Company Plan for any lien, penalty or excise tax under ERISA or the Code.

                  (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against or Proceeding involving any Company Plan or Other Benefit Obligation of the Company is pending or, to the best knowledge of Seller, threatened.

                  (viii) Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, the Company provides no benefits described in Section 3(1) of ERISA to any retired or former employee or is obligated to provide such benefits to any active employee following such employee's retirement or other termination of service.

                  (ix) No proceeding has been instituted on behalf of any Multiemployer Plan against the Company to enforce Section 515 of ERISA, which proceeding has not been dismissed within thirty (30) days.

                  (x) To the best knowledge of Seller, operations have not ceased at any plant or facility of the Company which would subject the Company to the provisions of Section 4062(e) of ERISA.

                  (xi) To the best knowledge of Seller, no transaction with any Company Plan proscribed by Section 406 of ERISA has occurred, for which an exemption is not available.

         4.11 EMPLOYEES AND LABOR RELATIONS. Schedule 4.11 contains a complete list of all of (i) the officers and directors of the Company, and (ii) all active employees of the Company (collectively, "Employees"). With respect to the Employees, Schedule 4.11 sets forth the name, job title, social security number, applicable EEOC code, date of hire, date of birth, annual compensation, wage or hourly rate and annual vacation days entitlement. The Company has provided or made available to Purchaser copies of all written employment contracts, consulting agreements and similar written arrangements to which the Company is a party. Except as disclosed in Schedule 4.11, the Company does not have any contract with any of its Employees which cannot be terminated without penalty payable to such Employee on thirty (30) days' notice. No Employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or Other Benefit Obligation of the Company solely as a result of the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.11, no Employee of the Company is covered by any collective bargaining agreement or a party to any Contract with the Company. Except where the failure to comply would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, the Company is in compliance with all Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar Taxes. Set forth on Schedule 4.11 are all complaints against the Company pending or, to the best knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local labor or employment discrimination agency by or on behalf of any Employee.

         4.12 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.12:

              (a) To the best knowledge of Seller, the Company is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except for such noncompliance, violation or liability which would not reasonably be expected to result in a Company Material Adverse Effect.

              (b) To the best knowledge of Seller, the use and operation of the Sterling Assets which are to be transferred to the Company on or before the Closing Date, is, and at all times has been, in compliance with, and has not been and is not in violation of and has not created any liability of CSI under, any Environmental Law, except for such noncompliance, violation or liability which would not reasonably be expected to result in a Company Material Adverse Effect.

              (c) The Company has not received any written notice that the Facility or any other Real Property has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state or local law similar to CERCLA.

              (d) The Company has not received any written notice of any claims or Liens resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Facility, any other Real Property or any other properties and assets (whether real, personal or mixed) in which the Company has or had an interest, or affecting the use and operation of the Sterling Assets which are to be transferred to the Company on or before the Closing Date.

              (e) To the best knowledge of Seller, the Company has not received any written citation, directive, inquiry, notice, order, summons, warning, or other communication in writing during the last three (3) years that relates to any alleged, actual, or potential violation or failure of the Company to comply with any Environmental Law, or of any alleged, actual, or potential obligation of the Company to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Facility, any other Real Property or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest, or with respect to the use and operation of the Sterling Assets at the CSI facility.

              (f) To the best knowledge of Seller, the Company has heretofore made available to the Purchaser true and complete copies of all material documents and files possessed by the Company pertaining to compliance by the Company, or by Seller's affiliate in connection with the use and operation of the Sterling Assets which are to be transferred to the Company on or before the Closing Date, with Environmental Laws or in connection with any Environmental, Health and Safety Liabilities.

         4.13 CONTRACTS. Schedule 4.13 sets forth a complete list of all Contracts, including, solely for this purpose, the Sterling Contract, except for: (a) routine purchase orders; (b) employment and other contracts terminable at will or on 30 days' (or less) notice without penalty; (c) any Contract listed on any other Disclosure Schedule; and (d) any other Contract involving liabilities or obligations for future payments by the Company of not more than $25,000 (collectively, the "Material Contracts"). Seller has heretofore delivered to Purchaser true and complete copies of all such Material Contracts. Except as may be indicated on Schedule 4.13 all such Material Contracts are in full force and effect in accordance with the terms thereof (except to the extent that any courses of dealing have effected deviations therefrom, none of which are materially adverse to the Company), and there are no outstanding defaults by the Company or, to the best knowledge of Seller, any other party under any such Material Contracts which would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

         4.14 ABSENCE OF CERTAIN CHANGES. Since June 30, 2000, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 4.14, the Company has conducted its business and operations in the Ordinary Course of Business and, except as consistent with recent past practice, has not:

                  (a) issued or sold any shares of its capital stock or debt securities or partnership interests, or granted any rights calling for the issuance or sale of any of the foregoing (including, without limitation, options, warrants, convertible or exchangeable securities or similar rights);

                  (b) amended its certificate or articles of incorporation or by-laws;

                  (c) granted any right to severance or termination payment to any of its officers, directors or employees;

                  (d) created or otherwise become liable with respect to any indebtedness for borrowed money (except for indebtedness owed to Seller, Enso or any subsidiary of Enso, which will be capitalized at Closing as provided under Section 6.05);

                  (e) to the best knowledge of Seller, incurred any damage to or destruction or loss of any property or assets, whether or not covered by insurance, which would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect;

                  (f) entered into, terminated or received notice of termination of any Material Contract that is or was of a nature required to be disclosed in Schedule 4.13;

                  (g) made any material change in the accounting methods used by the Company;

                  (h) entered into, amended, or terminated any employment agreement with any employee, except in the Ordinary Course of Business; entered into, amended, or terminated any agreement with a labor union or association representing any employee; adopted, entered into, or amended any Company Plan or Other Benefit Obligation of the Company which materially affects the business of the Company; or other than in the Ordinary Course of Business, made any wage or salary increase, bonus, or increased any other direct or indirect compensation, for or to any of its employees, or any accrual for or commitment or agreement to make or pay the same;

                  (i) other than in the Ordinary Course of Business, entered into any lease (as lessor or lessee), sold, abandoned, or made any other disposition of any of its assets or properties except for inventories and other assets sold in the Ordinary Course of Business; other than in the Ordinary Course of Business granted any Lien on any of its assets or properties; incurred or assumed any debt, obligation, or liability (whether absolute or contingent or whether or not currently due and payable) except for liabilities incurred in the Ordinary Course of Business; or paid, directly or indirectly, any of its material liabilities otherwise than in the Ordinary Course of Business;

                  (j) except for inventory, equipment and other fixed assets and supplies acquired in the Ordinary Course of Business, made any acquisition of all or any part of the assets, properties, capital stock, or business of any other Person;

                  (k) transferred, granted or licensed any rights under, or permitted to lapse, any Intellectual Property Rights other than in the Ordinary Course of Business;

                  (l) guaranteed, indemnified or otherwise become liable for the obligations or liabilities of another Person except in the Ordinary Course of Business; or

                  (m) agreed or committed in writing to do any of the foregoing.

         4.15 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and, to the best knowledge of Seller, are current and collectible in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with GAAP.

         4.16 DEALERS, SUPPLIERS, CUSTOMERS AND KEY EMPLOYEES. Except as set forth in Schedule 4.16, to the best knowledge of Seller, there has not been since June 30, 2000, any change in the business relationship of the Company with any dealer, supplier or customer to or of the Company which would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, and since June 30, 2000, no key employee or other management employees have ceased to be employed by the Company. To the knowledge of Seller, except as set forth in Schedule 4.16, no key or management employee, or any material dealer, supplier or customer has notified the Company that it is terminating its relationship with the Company.

         4.17 EQUITY INTERESTS. ESII has no equity interest in any other entity.

         4.18 CAPITALIZATION AND TITLE TO SHARES. The authorized capital stock of ESII consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and held by Seller. All of such shares have been duly authorized and are validly issued, fully paid and nonassessable, and no personal liability attaches to the ownership thereof. Seller is the lawful record and beneficial owner of the Shares, all of which are free and clear of all Liens (other than restrictions on transfer imposed by the federal and state securities laws). Seller has all requisite right, title, power and authority to sell, assign, transfer and deliver the Shares to Purchaser. There are no:

                  (a) proxies, voting trusts or other agreements or understandings with respect to the voting of any of the shares of capital stock or other equity interests of the Company (except as provided in Contracts listed in Schedule 4.13);

                  (b) securities convertible into or exchangeable for any shares of capital stock of ESII;

                  (c) options, warrants or other rights to purchase or subscribe for any shares of capital stock of ESII or for securities convertible into or exchangeable for any shares of capital stock of ESII;

                  (d) plans, agreements or commitments of any kind or description relating to the issuance or purchase of any shares of capital stock of ESII, any such convertible or exchangeable securities or any such options, warrants or other rights; or

                  (e) agreements or commitments of any kind or description which would obligate ESII to issue or purchase or otherwise acquire any of its securities.

         4.19 BANK ACCOUNTS. Schedule 4.19 sets forth a complete list of the names and locations of all banks, brokers, depositories and other financial institutions in which the Company has an account or safe deposit box, including all relevant account titles, account numbers and the identity of persons authorized to withdraw funds (or other items) therefrom.

         4.20 INSURANCE.

              (a) Schedule 4.20 sets forth the following information with respect to each material insurance policy for any policy period commencing on or after May 30, 2000, with respect to which the Company is a party, a named insured or otherwise the beneficiary of coverage (each, a "Policy"):

                  (i) the name of the insurer and the name of the policyholder;

                  (ii) the name, address and telephone number of the agent;

                  (iii) the policy number and period of coverage;

                  (iv) policy type (i.e., whether coverage is on a claims made or occurrence basis) and amount of coverage and deductibles;

                  (v) a description of each claim to which the Company is a party currently pending under any Policy; and

                  (vi) a description of any retroactive premium adjustments or other loss-sharing arrangements.

              (b) With respect to each such Policy: (i) the Policy is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any other party to the Policy is in breach or default (including with respect to the payment of premiums), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the Policy; and (iii) no party to the Policy has repudiated any provision thereof. The Company has been covered during the past 10 years by insurance which it deemed to be reasonable for the business in which it has been engaged during the foregoing period.

              (c) To the best knowledge of Seller, except as set forth on
Schedule 4.20, there is no event, occurrence or written notice as of the date hereof with respect to ESII that would reasonably be expected to form the basis for a Claim under the Policies listed on Schedule 4.20.

         4.21 GUARANTIES. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.22 BLM LAND TRANSACTION. As of the Agreement Date, the Company is pursuing a land transaction with the U.S. Bureau of Land Management, Lower Snake River District ("BLM"),to provide a conservation easement or other property right to certain BLM public lands adjacent to the Facility, to allow for an environmental "buffer zone" (the "BLM Land Transaction").

         4.23 FULL DISCLOSURE. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact.

         4.24 NO OTHER REPRESENTATIONS AND WARRANTIES BY SELLER. Seller shall not be deemed to have made to Purchaser (or any other person or entity) any representation or warranty other than as expressly made by Seller in Article IV (as such representations and warranties are modified by the Disclosure Schedules relating thereto). Without limiting the generality of the foregoing, and notwithstanding any other express representations and warranties made by Seller in Article IV hereof (or elsewhere in this Agreement or in any certificate or document delivered pursuant hereto), Seller makes no representation or warranty to Purchaser (or any other Person) with respect to:

                  (a) any projections, estimates or budgets heretofore delivered to or made available of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company;

                  (b) the availability or value to the Company after the Closing of any net operating losses ("NOLs") that may now be available to it;

                  (c) any other information or documents made available with respect to the Company or the business and operations of the Company, except as expressly covered by a representation and warranty contained in Article IV; or

                  (d) the collectibility of the notes and accounts receivable referenced in Section 4.15 hereof.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF AEC AND PURCHASER.

         AEC and Purchaser jointly and severally represent and warrant to Seller as follows:

         5.01 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified or licensed to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties and assets owned or leased by it, requires such license or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect. Purchaser has the full corporate power and authority to own, lease and operate its properties and assets, to carry on its businesses as presently conducted, and to perform its obligations under all applicable contracts, except where the failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

         5.02 CONSENTS, AUTHORIZATIONS AND CONFLICTS.

              (a) Neither the execution and delivery by Purchaser and AEC of this Agreement or any of the other Purchaser Documents to which they are respectively a party, nor the performance by Purchaser and AEC of their respective obligations thereunder, require any Consent or the giving of any Notice applicable to Purchaser or AEC (as opposed to Seller) (including, without limitation, Consents and Notices necessary or required under or with respect to any contract or license of Purchaser, AEC or any subsidiary thereof) except for
(i) the Consent of the Bank, (ii) the Consent of the State of Idaho and other applicable regulatory authorities, and (iii) the Consents and Notices set forth on Schedule 5.02 (the "Purchaser Consents").

              (b) This Agreement has been duly authorized, executed and delivered by Purchaser and AEC and constitutes the legal, valid and binding obligation of Purchaser and AEC enforceable against Purchaser and AEC in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. At the Closing, each other Purchaser Document shall be duly authorized, executed and delivered by Purchaser and AEC, as applicable, and shall constitute the legal, valid and binding obligation of Purchaser and AEC as applicable, enforceable against Purchaser and/or AEC in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.

              (c) The execution and delivery by Purchaser and AEC of the Purchaser Documents, and the performance by Purchaser and AEC of their respective obligations thereunder, does not and will not contravene, conflict or be inconsistent with, result in a breach of, or constitute a violation of or default under: (i) Purchaser's or AEC's articles or certificate of incorporation or by-laws, (ii) any Law applicable or relating to Purchaser or (iii) any contract or permit of Purchaser, AEC or any subsidiary thereof, except with respect to the Purchaser Consents and except, with respect to clauses (ii) and
(iii), for such breaches, violations, or defaults as would not, alone or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect.

         5.03 LITIGATION. Except as set forth in Schedule 5.03, there are no Governmental Body or private party actions, suits, claims, proceedings, or investigations pending or, to the best knowledge of Purchaser or AEC, overtly threatened against Purchaser or AEC or any subsidiary or affiliate thereof which has or would reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect or materially impair or delay the ability of Purchaser and AEC to effect the Closing.

         5.04 FINANCIAL STATEMENTS. The (i) audited financial statements of AEC included in AEC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and (ii) the unaudited financial statements of AEC included in AEC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, have been prepared from, and are in accordance with, the books and records of AEC and its subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission (the "SEC") with respect thereto, have been prepared in accordance with GAAP, and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of AEC and its subsidiaries at the dates and for the periods covered thereby.

         5.05 DUE DILIGENCE. Purchaser and AEC have received and reviewed such information as they each consider necessary or appropriate concerning the Company and/or the transactions contemplated by this Agreement. Purchaser and AEC have had an opportunity to ask questions and receive answers from the Company and Seller and their management regarding the terms and conditions of the Purchase and Sale and regarding the business, financial affairs, and other aspects of the Company and have further had the opportunity to obtain all information (to the extent Seller or the Company possess or can acquire such information without unreasonable effort or expense) which Purchaser and AEC deem necessary or appropriate to evaluate the Purchase and Sale and the other transactions contemplated by this Agreement and to verify the accuracy of information otherwise provided to Purchaser and AEC. Notwithstanding the foregoing, Seller acknowledges and agrees that, except as provided in Section 9.01(b)(4), no due diligence investigation undertaken by Purchaser and AEC or their representatives shall be deemed to reduce or eliminate Purchaser's and AEC's reliance upon Seller's representations and warranties made herein.

         5.06 NO VIOLATION OF LAW. Neither Purchaser nor AEC is in violation of, and has not been given notice or been charged with any violation of, any Law, except for such violations, notices or charges that would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect. Except as set forth in Schedule 5.06, and except as would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect, no investigation or review by any Governmental Body with respect to or affecting AEC or Purchaser is pending or, to the best knowledge of Purchaser, threatened.

         5.07 INSURANCE APPROVAL. AEC knows of no reason why ECS Underwriting, Inc., AEC's insurance underwriter, will not approve adding ESII to AEC's existing insurance policy covering hazardous waste sites.

                                   ARTICLE VI
            CONDUCT AND TRANSACTIONS PRIOR TO CLOSING; AFTER CLOSING

         6.01 ACCESS TO RECORDS AND PROPERTIES OF THE COMPANY. Seller shall give Purchaser and Purchaser's counsel, accountants, lenders and their respective employees, agents and representatives such access (during normal business hours) to, and opportunity to examine, the books, records, files, documents, properties and assets of, the Company, and cause the officers, directors, employees, agents, representatives, legal counsel, accountants, auditors and actuaries of the Company to furnish such financial and operating data and other information with respect to the Company, as Purchaser shall from time to time reasonably request. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the Ordinary Course of Business and operations of the Company or with the confidentiality respecting the transactions contemplated by this Agreement.

         6.02 OPERATION OF THE COMPANY.

              (a) From the date hereof to the Closing Date, except to the extent that Purchaser shall consent in writing, the Company shall operate its business in such a manner as would be the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company shall:

                  (i) not merge or consolidate with any other entity, acquire any other business or entity, or agree to do any of the foregoing;

                  (ii) notify Purchaser of any significant loss of, damage to or destruction of any of its material properties or assets;

                  (iii) maintain in full force and effect all present insurance coverages and apply the proceeds received under any such coverages as a result of any loss of, damage to or destruction of any of its properties or assets to the repair, restoration or replacement thereof; and

                  (iv) use its commercially reasonable efforts to preserve the present managerial employees, reputation and business relationships of the Company with Persons having business dealings with it.

              (b) Notwithstanding Section 6.02(a), the Company and Seller shall be free to dividend or otherwise remove cash from the Company (other than the $2.5 million currently held by the Bank of New York in trust relating to the Company's financial performance bond) and to effect the transactions contemplated by Sections 3.01, 6.05 and 6.15.

         6.03 CONSENTS AND NOTICES. Promptly after the date hereof, the parties hereto shall use their respective best efforts to obtain all Consents and give all Notices which may be necessary in order to consummate the Purchase and Sale and/or any of the other transactions contemplated hereby in accordance with the terms hereof. The parties hereto shall otherwise cooperate with each other in discharging their respective obligations under this Section 6.03, and shall promptly advise the other parties hereto of any difficulties encountered in obtaining any such Consents or giving any such Notices.

         6.04 EFFORTS TO SATISFY CONDITIONS. Except as otherwise provided in this Agreement each party shall use its commercially reasonable efforts to cause the conditions to the Closing set forth in Article VII hereof to be satisfied, to the extent that the satisfaction of such conditions is in the control of such party, as soon as practicable after the date hereof; provided, however, the foregoing shall not constitute a limitation upon the covenants and obligations of any party otherwise expressly set forth in this Agreement.

         6.05 INTRACOMPANY INDEBTEDNESS. On or before the Closing Date, any indebtedness owed by the Company to Seller or any subsidiary or affiliate of Seller, or owed to the Company by Seller or any subsidiary or affiliate of Seller, shall be forgiven.

         6.06 TRANSFER RESTRICTIONS. From and after the date hereof and until the Closing, Seller shall not sell, assign, pledge, donate, transfer, encumber or otherwise dispose of any of the Shares.

         6.07 CONFIDENTIAL INFORMATION.

              (a) In the event the Closing shall not occur, Purchaser and Purchaser's counsel, accountants, lenders and their respective employees, agents and representatives shall treat in confidence all confidential documents and materials and other confidential information which they shall have obtained regarding the Company or Seller or any affiliate thereof during the course of the negotiations leading to the transactions contemplated hereby, the investigation of the Company and the preparation of this Agreement, and shall return or destroy all copies (including computer files) of nonpublic confidential documents and materials which have been furnished in connection therewith or which contain or incorporate any of the foregoing. However, nothing contained herein shall prohibit Purchaser or any such other person or entity from (subject to the provisions of Section 6.03 and Section 10.14) supplying or filing such documents, materials or other information with such federal, state, regional, special district or local government, agency or authority which Purchaser deems necessary or appropriate in connection with the Purchase and Sale and the other transactions contemplated hereby.

              (b) In the event the Closing shall occur, Seller and Seller's counsel, accountants, lenders and their respective employees, agents and representatives shall treat in confidence all confidential documents and materials and other confidential information which they shall have obtained regarding the Company, Purchaser or any affiliate thereof, if obtained at any time insofar as the same relates to the Company, or (as the same relates to Purchaser or any affiliate), if obtained during the course of the negotiations leading to the transactions contemplated hereby, the investigation of the Company and the preparation of this Agreement, and shall return or destroy all copies (including computer files) of nonpublic confidential documents and materials which have been furnished in connection therewith or which contain or incorporate any of the foregoing. However, nothing contained herein shall prohibit Seller or any such other person or entity from (subject to the provisions of Section 6.03 and Section 10.14) supplying or filing such documents, materials or other information with such federal, state, regional, special district or local government, agency or authority which Seller deems necessary or appropriate in connection with the Purchase and Sale and the other transactions contemplated hereby.

         6.08 TAX RETURNS AND PAYMENTS.

              (a) The Income Tax Returns, reports and filings of Seller shall include all items of income, gain, loss, deduction or credit of the Company attributable to all Income Tax periods (or portions thereof) ending prior to the Closing Date (herein referred to as the "Seller Income Tax Periods"); and, Seller shall be responsible for and shall pay all Income Taxes payable as a consequence of the inclusion or omission of such items in the consolidated Income Tax Returns, reports and filings of Seller for Seller Income Tax Periods and shall timely file such Income Tax Returns and reports.

              (b) With respect to the Seller Income Tax Period between the end of the most recent taxable period of the Company and the date immediately preceding the Closing Date, Purchaser shall provide to Seller (to the extent not already provided), within 15 days after it shall have been requested by Seller, information required to compute separate taxable income and other relevant measures of income of the Company.

              (c) Except as otherwise provided in Section 6.08(a) and (b), ESII or the Purchaser shall timely pay or accrue all Taxes for the periods to which the Straddle Period Returns relate. Any such liabilities for Taxes based on payroll shall include both Taxes withheld and Taxes accrued (and remaining unpaid) attributable to any period prior to the Closing Date, and any and all liabilities with respect to such Taxes shall be the sole responsibility of the Company. Any liabilities for sales and use Taxes (remaining unpaid) shall be accrued for all sales or purchases attributable to any period prior to the Closing Date, and shall be the sole responsibility of the Company. Taxes on Real Property or personal property for taxable periods beginning before and ending after the Closing Date shall be the sole responsibility of the Company.

         6.09 COOPERATION. After the Closing Date, Purchaser and Seller shall
(1) make available to each other, as reasonably requested, and to any taxing authority or any accountant or other authorized employee representative, all information, records or documents (i) relating to Tax liabilities or potential Tax liabilities of the Company for all periods prior to or including the Closing Date, and (ii) reasonably necessary in order to prepare consolidated GAAP financial statements for any period prior to or including the Closing Date, and
(2) preserve all such information, records and documents until the expiration of any applicable statute of limitations (including extensions thereof). After the Closing Date, except as required by Law, neither ESII nor Purchaser shall take any action with respect to Taxes or Tax Returns which would result in any liability, payment or obligation to Seller in respect of any Taxes owing by the Company with respect to any pre-Closing periods under this Agreement or otherwise, without the prior written consent of Seller. After the Closing, ESII and Purchaser shall promptly notify Seller in writing of any notice, inquiry, audit, examination or other state of fact which would result in any liability, payment or obligation to Seller in respect of any Taxes owing by the Company under this Agreement or otherwise. Seller shall be responsible for any assessment of Tax for periods up to the Closing Date, shall control any audit or assessment process, and shall bear its own costs. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

         6.10 COMPANY PLANS. Seller shall take any and all actions necessary or appropriate to cause ESII to cease to be a participating employer or participating sponsor of those Company Plans that are also maintained by Seller, effective as of the Closing Date. Benefits accrued by and payable to employees of ESII under such Company Plans through the Closing Date shall be paid to such employees or otherwise distributed in accordance with the applicable terms of the Company Plans.

         6.11 NO NEGOTIATION.

              (a) Seller and the Company agree that unless this Agreement shall have been earlier terminated pursuant to Section 8.02 hereof, Seller and the Company (i) shall, and Seller and the Company shall cause their respective representatives to, immediately terminate all existing discussions with any Person (other than Purchaser, AEC and their respective representatives) concerning any merger, purchase or sale of material assets or shares of capital stock, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Company (each, a "Competing Transaction"); and
(ii) shall not, nor shall either of them direct or authorize any of their representatives to, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person (other than Purchaser, AEC and their respective representatives) concerning any Competing Transaction involving the Company which would prevent the Purchaser's acquisition of the Shares or consummation of the other transactions contemplated hereby substantially in accordance with the terms set forth herein. Seller and the Company represent that neither they nor any of their affiliates is party to or bound by any agreement with respect to any such Competing Transaction other than the Purchase and Sale contemplated by this Agreement.

              (b) Purchaser and AEC agree that unless this Agreement shall have been earlier terminated pursuant to Section 8.02 hereof, Purchaser and AEC (i) shall, and Purchaser and AEC shall cause their respective representatives to, immediately terminate all existing discussions with any Person (other than Seller, Enso and their respective representatives) concerning any merger, purchase or sale of material assets or shares of capital stock, consolidation, reorganization, recapitalization, business combination or similar transaction which would conflict with or significantly impair AEC's and Purchaser's ability to consummate the transactions contemplated by this Agreement (each, a "Purchaser Competing Transaction"); and (ii) shall not, nor shall either of them direct or authorize any of their representatives to, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person (other than Seller, Enso and their respective representatives) concerning any Purchaser Competing Transaction. Purchaser and AEC represent that neither they nor any of their affiliates is party to or bound by any agreement with respect to any such Purchaser Competing Transaction.

         6.12 "TO THE BEST KNOWLEDGE, ETC." For all purposes of this Agreement, any use of the phrases "to the best knowledge", "to the knowledge", or "to the awareness" of ESII and/or Seller, and words of similar import, when modifying any particular representation or warranty set forth herein or in any other Seller Document, shall mean that the officers and managerial employees of such party or both such parties (as the context might indicate), provided that for Seller, Enso and the Company, it shall be limited to the following employees of Seller, Enso or their affiliates: John Heenan, Leon Heller, Rich Santello, Doug Roberts, John Juzwiak, Mike Spomer, Rick Fitz, John Nienius and Lamar Walters, have no knowledge that such representation and warranty is not complete and correct; and that nothing has come to the attention of such persons which would cause any of them to believe that such representation and warranty is not complete and correct.

         6.13 INSURANCE.

              (a) With respect to each Policy set forth on Schedule 4.20 that is a claims made policy and the corresponding successor insurance policy of Purchaser, (i) for Claims made prior to the Closing Date and their respective deductibles, insurance coverage shall be provided by Seller subject to the terms and conditions of the appropriate claims made Policies of Seller identified on
Schedule 4.20, and (ii) Purchaser shall be responsible for obtaining insurance coverage for Claims made on or after the Closing Date and their respective deductibles.

              (b) With respect to each Policy set forth on Schedule 4.20 that is an occurrence based policy and the corresponding successor insurance policy of Purchaser, (i) for Claims made prior to the Closing Date for events which occurred prior to the Closing Date and their respective deductibles, insurance coverage shall be provided by Seller subject to the terms and conditions of the appropriate occurrence based Policies of Seller identified on Schedule 4.20,
(ii) Purchaser shall be responsible for obtaining insurance coverage for Claims made on or after the Closing Date for events which occur on or after the Closing Date and their respective deductibles, and (iii) for Claims made on or after the Closing Date for events which occurred prior to the Closing Date and their respective deductibles, insurance coverage shall be provided by Seller subject to the terms and conditions of the appropriate occurrence based Policies of Seller identified on Schedule 4.20.

              (c) Seller shall have no obligation to maintain its Policies for Claims made after the Closing Date with respect to Claims made Policies, or for events which occur after the Closing Date with respect to occurrence based Policies. From and after the Closing Date, Purchaser shall obtain such insurance coverage with respect to ESII as it deems appropriate. Audits and adjustments to Seller's rating plans, including retrospective rating plans, shall be the responsibility of Seller.

              (d) After the Closing, Purchaser shall promptly notify Seller in writing of any Claims made for events which occurred prior to the Closing Date and any other event or occurrence which Purchaser reasonably believes would be expected to form the basis for a Claim under Seller's Policies.

         6.14 EMPLOYEE TRANSFERS. At least ten (10) days prior to Closing, Seller shall use commercially reasonable efforts to cause the following employees of Seller or its affiliates to be transferred to ESII: (i) Chuck Overman, Transportation Manager; (ii) Tim Curtin, Sales Representative, (iii) Steve Welling, Sales Representative, and (iv) those employees actively employed in connection with the use and operation of the Sterling Assets at the CSI facility, all of which are identified on Schedule 6.14. The employment of such persons by ESII shall be on substantially similar terms and conditions, including compensation and benefits, as each of such person's employment with Seller or its affiliates prior to the Closing Date.

         6.15 TITLE INSURANCE.

              (a) Preliminary Title Report and Survey. Purchaser previously has ordered, at Purchaser's sole cost and expense, (i) a title commitment or preliminary title report applicable to each parcel of Real Property identified on Schedule 4.05(a) (the "Preliminary Title Report") issued by a reputable national title insurance company chosen by Purchaser ("Title Company"), and
(ii), if required by the Title Company in order to issue the Title Policy as provided in Section 6.15(c), a new or updated survey ("Survey") of each parcel of Real Property, prepared by a licensed Idaho surveyor selected by Purchaser complying with Minimum Standard Detail Requirements for Idaho Land Title Surveys, including such optional requirements as Purchaser may desire. Each Survey shall reflect whether any Real Property is located in a designated flood zone area and shall be certified to Purchaser, ESII and the Title Company. If not previously provided, at Purchaser's request, legible copies of all recorded instruments affecting any of the Real Property or recited as exceptions in the Preliminary Title Report in the possession of Seller or its affiliates shall be delivered or made available to Purchaser.

              (b) Exceptions to Title. Promptly following Purchaser's receipt of the Preliminary Title Report and Survey for each parcel of Real Property, or any supplement thereto containing exceptions not set forth in the original Preliminary Title Report, Purchaser shall notify Seller in writing of its objection to any matter(s) indicated as an exception in the Preliminary Title Report, any supplement thereto, and/or the Survey except for Permitted Exceptions (each, a "New Exception"). Seller shall use commercially reasonable efforts to satisfy, cause to be released or cure any New Exceptions which materially and adversely affect the marketability or the use and operation of the applicable parcel of Real Property as such parcel of Real Property is currently used and operated (the "Material Exceptions"), and shall use commercially reasonable efforts to satisfy, cause to be released or cure any other New Exceptions. If any of the Material Exceptions have not been satisfied, released or cured as of the Closing Date, after the commercially reasonable efforts of Seller, Purchaser may, at its option (i) terminate this Agreement pursuant to Section 8.02(b) hereof, or (ii) elect to waive its disapproval of the Material Exceptions and proceed with the Purchase and Sale.

              (c) Evidence of Title. At Closing, Purchaser shall receive an owner's ALTA extended coverage policy of title insurance (1990 revision) ("Title Policy"), insuring title to the real property owned by the Company as of the Agreement Date, subject to the (i) Permitted Exceptions, and (ii) in the event Purchaser has waived its objections and elected to proceed with the Purchase and Sale as provided in paragraph (b) above, Material Exceptions which have not been satisfied, released or cured as of the Closing Date. The Title Policy shall have a liability limit equal to not less than the value of the Real Property carried on the Most Recent Balance Sheet.

                  (d) Endorsements. Seller shall use commercially reasonable efforts to cooperate with the Title Company to permit the Title Company to issue the Title Policy with the following endorsements: (i) an endorsement deleting those standard printed exceptions to the Title Policy set forth and described on
Schedule 6.15 hereto, and (ii) an endorsement insuring that the real property described in the Title Policy is the same real estate as shown on the Survey, if applicable, delivered with respect to the Real Property.

         6.16 GUARANTY. With respect to the Guaranty Agreement, dated as of June 1, 1994 (the "Guaranty"), issued by Enso in favor of the Industrial Development Corporation of Owyhee County, Idaho, relating to the issuance of $8.5 million of Industrial Development Revenue Bonds, Series 1994 ("IRBs"), to pay for the construction and development of the Facility:

              (a) AEC will use commercially reasonable efforts to secure the approval of the holders of the IRBs to substitute an AEC guaranty for the Guaranty, and to release Enso from the Guaranty; and

              (b) In the event AEC is unsuccessful in securing IRB holder approval for a substitute guaranty, as described in subparagraph (a) above, AEC will use commercially reasonable efforts to refinance the IRBs.

         6.17 INSURANCE APPROVAL. AEC shall use commercially reasonable efforts to cause ESII to be added to AEC's existing insurance policy covering hazardous waste sites, effective as of the Closing Date. Promptly after the execution and delivery of this Agreement, AEC shall submit a request to the IDEQ (or other applicable state agency) for approval of such coverage as a replacement for the Company's current financial assurance bond with Frontier Insurance Company, and will use commercially reasonable efforts to obtain the approval of such coverage from the IDEQ (or other applicable state agency).

                                   ARTICLE II
                              CONDITIONS OF CLOSING

         7.01 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Purchase and Sale and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser.

              (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except insofar as any such representations and warranties refer to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date or period. Seller shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date in all material respects. Seller shall have executed and delivered to Purchaser a certificate or certificates certifying to its compliance with the foregoing. Notwithstanding the first sentence of this Section 7.01(a):

(1) from time to time on or prior to the Closing, Seller shall be permitted to deliver to Purchaser information which changes, modifies or supplements the representations and warranties set forth in Article IV and/or the Disclosure Schedule because of the occurrence or nonoccurrence of any event, or any circumstance arising, after the Agreement Date; (2) upon such delivery, such representations and warranties (and/or Disclosure Schedule) shall be deemed to be amended by such information; and (3) if any such event or circumstance results in a Company Material Adverse Effect, then the condition stated in the first sentence of this Section 7.01(a) shall be deemed not to have been satisfied, and Purchaser may terminate this Agreement pursuant to Section 8.02(b)(i). If prior to the Closing Purchaser discovers or otherwise has knowledge of any breach of any representation and warranty of Seller of which (Purchaser reasonably believes) Seller is unaware, Purchaser shall notify Seller of such breach and, if such breach would result in a Company Material Adverse Effect that is not curable within ten (10) Business Days and is not then cured within such period, then the condition stated in the first sentence of this
Section 7.01(a) shall be deemed not to have been satisfied, and Purchaser may terminate this Agreement pursuant to Section 8.02(b)(i). If, notwithstanding (x) any failure of such condition as provided in the foregoing clause (3) of the foregoing sentence, or (y) any misrepresentation on the part of Seller as to which Purchaser has received notice or otherwise has actual knowledge prior to the Closing, Purchaser proceeds with the Closing, then such failure of condition and/or such misrepresentation (as the case may be) shall be deemed for all purposes to be waived.

              (b) Total Liabilities. The "Total Liabilities" of the Company set forth on the Closing Date Balance Sheet (as that term is used therein) to be delivered by Seller to Purchaser pursuant to Section 3.06 shall not exceed $21 million.

              (c) Consents and Notices. All Consents and Notices which are necessary in order to consummate the Purchase and Sale, or any of the other transactions contemplated hereby in accordance with the terms hereof (the "Required Consents") shall have been obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect. A list of the Required Consents is set forth on Schedule 7.01(c).

              (d) Legal Restraints. There shall not have been proposed or enacted any Law, or any change in any existing Law, which prohibits or delays the consummation of the Purchase and Sale which would reasonably be expected to have a Company Material Adverse Effect. No order, decree, judgment or ruling by any court or governmental authority shall have been rendered or issued, and no action, suit, claim or proceeding shall have been commenced by any governmental authority to restrain, enjoin or hinder, or to seek damages from Purchaser, any affiliate thereof or the Company on account of the consummation of the Purchase and Sale.

              (e) Release of Guarantees and Liens. The Company shall have been released from all liability under any guarantee of contracts or other obligations of the Seller and/or any of its subsidiaries (other than the Company), and any Liens (other than Permitted Exceptions) affecting the property or assets of the Company shall have been released and discharged on or prior to the Closing.

              (f) Title Policy. The Title Company shall have issued the Title Policy, in accordance with the provisions of Section 6.15.

              (g) Share Certificates. Seller shall have delivered to Purchaser a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by a stock power covering such Shares duly executed in blank by Seller, and with all required stock transfer tax stamps affixed.

              (h) Resignations. Unless otherwise agreed by Purchaser, each officer and director of ESII holding such positions immediately prior to the Closing Date shall have executed and delivered to the Purchaser a resignation of such person's position(s) with ESII, or, in the case of such officers, ESII shall have terminated them in such capacity although not their employment with ESII, in either case effective as of the Closing Date.

              (i) Opinion of Counsel. Purchaser shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel to Seller, dated the Closing Date and in the form of Exhibit F hereto.

              (j) Minute Books. The minute books and stock transfer records of the Company, and its corporate seal, shall have been delivered to Purchaser.

              (k) Bank Signature Cards. ESII shall have delivered such signature cards or other required documents for the Company accounts and safe deposit boxes at banks, brokers, depositories or other financial institutions so as to enable Purchaser to designate the persons authorized to withdraw funds (or other items) therefrom from and after the Closing.

              (l) Corporate Documents. Seller shall have delivered to Purchaser:
(i) a certified copy of the certificate of incorporation and by-laws of Seller and ESII; and (ii) a certified copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Seller hereunder.

              (m) Facility Siting License. The Director of the Idaho Department of Environmental Quality ("IDEQ") shall have issued a hazardous waste facility siting license for the pending Company application pursuant to Title 39, Chapter 58, of the Idaho Code.

              (n) Change of Ownership Approval. The IDEQ and the U.S. Environmental Protection Agency ("EPA") shall have approved any required "Change of Ownership" permit modifications for the Company's RCRA and Clean Air Act Permits, or Purchaser and Seller shall have received satisfactory evidence that such approvals are unnecessary.

              (o) Insurance Approval. AEC's insurance underwriter shall have approved adding ESII to AEC's existing policy covering hazardous waste sites, and the IDEQ (or other applicable state agency) shall have approved such insurance coverage as a replacement for the Company's current financial assurance bond with Frontier Insurance Company.

              (p) Seller Documents. Seller and/or its affiliates, as applicable, shall have signed and delivered to Purchaser the Non-Competition Agreement, the Transition Services Agreement, the License Agreement, the Trademark License and the ESOI/NUCOR Letter Agreement.

              (q) Sterling Closing Certificate. Seller shall have delivered to Purchaser the Sterling Closing Certificate, attached to which, among other things, shall be a good standing certificate from the State of Illinois evidencing ESII's qualification to do business as a foreign corporation in such state.

         7.02 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the Purchase and Sale and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, each of which may be waived in writing by Seller.

              (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Purchaser set forth in Article V hereof or in any Purchaser Document shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date except insofar as any such representations and warranties refer to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date or period. Purchaser shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date in all material respects. Purchaser shall have executed and delivered to Seller a certificate or certificates certifying to its compliance with the foregoing, in form and substance reasonably satisfactory to Seller.

              (b) Consents and Notices. All Required Consents shall have been obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect.

              (c) Legal Restraints. There shall not have been proposed or enacted any Law, or any change in any existing Law, which prohibits or delays the consummation of the Purchase and Sale or which would reasonably be expected to have a Purchaser Material Adverse Effect. No order, decree, judgment or ruling by any court or governmental authority shall have been rendered or issued, and no action, suit, claim or proceeding shall have been commenced by any governmental authority to restrain, enjoin or hinder, or to seek damages from Purchaser, any affiliate thereof or the Company on account of the consummation of the Purchase and Sale.

              (d) Release of Guarantees. Enso, Seller and their subsidiaries (other than the Company) shall have been released from all liability under any guarantee of contracts or other obligations of the Company; provided, however, that with respect to the Guaranty, either Enso shall have been released therefrom or the IRBs shall have been refinanced, each pursuant to the terms of
Section 6.16 hereof.

              (e) Purchase Price. Seller shall have received the Purchase Price for the Shares from Purchaser.

              (f) Receipt. Purchaser shall have executed and delivered to Seller a written instrument, in form and substance reasonably satisfactory to Seller, acknowledging Purchaser's receipt of the certificate or certificate(s) representing the Shares.

              (g) Opinion of Counsel. Seller shall have received an opinion of Stoel Rives LLP, legal counsel to Purchaser, dated the Closing Date, and substantially in the form of Exhibit G hereto.

              (h) Corporate Documents. Purchaser shall have delivered to Seller:
(i) a certified copy of the certificate of incorporation and by-laws of Purchaser; and (ii) a certified copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and any other document delivered by Purchaser hereunder.

              (i) Purchaser Documents. Purchaser, AEC and/or any of their affiliates, as applicable, shall have signed and delivered to Seller the Purchaser Documents.

                                  ARTICLE VIII
                          CLOSING DATE AND TERMINATION

         8.01 CLOSING DATE. The Closing shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, at 10:00 AM, local time, on the Closing Date, unless another place is agreed to by Purchaser and Seller.

         8.02 TERMINATION OF AGREEMENT. This Agreement may, by written notice given prior to or at the Closing, be terminated:

              (a) by either Purchaser or the Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within twenty (20) days after written notice of such breach by the other party;

              (b) (i) by Purchaser if satisfaction of any of the conditions in
Section 7.01 is or becomes impossible (other than through the failure of the Purchaser or AEC to comply with its obligations under this Agreement) and Purchaser has not waived in writing such condition on or before the Closing Date; or (ii) by Seller, if satisfaction of any of the conditions in Section
7.02 is or becomes impossible (other than through the failure of the Seller or Company to comply with its obligations under this Agreement) and the Seller has not waived in writing such condition on or before the Closing Date;

              (c) by mutual written consent of Purchaser and Seller; or

              (d) by either Purchaser or Seller, upon notice to the other parties hereto, if the Closing shall not have occurred on or before January 31, 2001 (the "Termination Date");

provided, however, that: (i) Purchaser shall not be permitted to terminate this Agreement under this Section 8.02(d) if the Closing shall not have occurred by the Termination Date by reason of the non-fulfillment by Purchaser of its conditions to close under Section 7.02; and (ii) Seller shall not be permitted to terminate this Agreement under this Section 8.02(d) if the Closing shall not have occurred by the Termination Date by reason of the non-fulfillment by Seller of its conditions to close under Section 7.01.

         8.03 EFFECT OF TERMINATION. In the event of termination of this Agreement under Section 8.02, this Agreement, other than Section 6.07, this
Section 8.03, Section 9.06 and Sections 10.02, 10.03, 10.04, 10.05, 10.06,
10.07, 10.09, 10.11 and 10.12 shall automatically and irrevocably be of no further force and effect and, except as set forth in this Section 8.03 and
Section 10.03, there shall be no liability on the part of any party, or their respective officers, directors, partners or affiliates. Notwithstanding the foregoing, the liabilities and obligations arising under Section 6.07 shall survive any termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by a party because of the willful breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE IX
                                INDEMNIFICATION

         9.01 BY SELLER AND ENSO.

              (a) Subject to the limitations set forth below in this Section 9.01, from and after the Closing Date, Seller and Enso, jointly and severally, shall indemnify the Purchaser's Indemnified Persons against, and hold the Purchaser's Indemnified Persons harmless from, any and all Losses directly or indirectly suffered or incurred by any of the Purchaser's Indemnified Persons resulting from, relating to or arising out of:

                  (i) any breach of any of the representations or warranties of Seller set forth in Article IV hereof,

                  (ii) any breach of any covenant or agreement made by Seller and/or Enso (excluding actions taken by Seller and/or Enso after Closing) under this Agreement; and

                  (iii) any liability, payment or obligation in respect of any Taxes determined to be owing by the Company by any taxing authority in a "determination" as defined in Code Section 1313, or under similar circumstances with respect to state or local Taxes, for periods prior to the Closing Date, whether or not such Tax liability is shown as owing on the Company's Tax Returns for periods prior to the Closing Date, including any liability imposed upon the

         Company because of joint and several liability as a member of Seller's consolidated group.

              (b) The right to indemnification under this Section 9.01 is subject to the following limitations:

                  (i) The indemnification rights under this Section 9.01 shall expire at the respective times set forth in Section 9.05, and Seller and Enso shall have no liability under this Section 9.01 or otherwise in connection with the transactions contemplated by this Agreement unless a Purchaser's Indemnified Person gives written notice to Seller and Enso asserting a claim for Losses, including reasonably detailed specific facts and circumstances pertaining thereto, before the expiration of the periods of time that the underlying representations, warranties, covenants and agreements survive under Section 9.05 hereof.

                  (ii) Seller's and Enso's aggregate liability for all claims under this Section 9.01 shall not exceed $4,000,000.

                  (iii) Notwithstanding anything else in this Agreement to the contrary, (i) Seller's and Enso's indemnification obligation under this Section
9.01 shall not arise until the aggregate Losses of Purchaser Indemnified Persons owed by Seller and Enso to Purchaser pursuant to Section 9.01(a) exceeds $500,000 (the "Threshold Amount"), at which time Seller's and Enso's indemnification obligations will be only for those Losses of Purchaser Indemnified Persons in excess of the Threshold Amount, subject to the limitation on the Seller's and Enso's aggregate liability set forth in Section 9.01(b)(2); provided, however, that the Purchaser Indemnified Persons shall be entitled to indemnification for (i) all Losses pursuant to a "determination" as that term is defined in Section 1313 of the Code, or under similar circumstances for state or local purposes, relating to the Company's Income Tax liability which is the responsibility of Seller hereunder, (ii) all Losses relating to or arising out of fraud on the part of Seller, or (iii) Losses arising in connection with
Section 10.03.

                  (iv) If Purchaser or AEC shall have actual knowledge as of the Closing Date that any of the representations or warranties of Seller contained herein are false or inaccurate or that Seller is in breach of any covenant or obligation under this Agreement, then Seller shall have no liability for any loss resulting from or arising out of the falsity or inaccuracy of such representations or warranties, or the breach of such covenant or obligation.

         9.02 BY PURCHASER AND AEC.

              (a) Subject to the limitations set forth below in this Section 9.02, from and after the Closing Date, Purchaser and AEC, jointly and severally, shall indemnify the Seller's Indemnified Persons against, and hold the Seller's Indemnified Persons harmless from, any and all Losses directly or indirectly suffered or incurred by any of the Seller's Indemnified Persons resulting from, relating to or arising out of:

                  (i) any breach of any of the representations or warranties of Purchaser set forth in Article V hereof,

                  (ii) any breach of any covenant or agreement made by Purchaser under this Agreement,

                  (iii) any obligation that arises from an event that occurs, or circumstance that arises, after the Closing Date involving any of the Purchaser's Indemnified Persons, and

                  (iv) except as specifically provided otherwise in Sections
         6.08 and 6.13 of this Agreement, any Liabilities of ESII from and after the Closing Date.

              (b) The right to indemnification under this Section 9.02 is subject to the following limitations:

                  (i) The indemnification rights under this Section 9.02 shall expire at the respective times set forth in Section 9.05, and Purchaser and AEC shall have no liability under this Section 9.02 or otherwise in connection with the transactions contemplated by this Agreement unless a Seller's Indemnified Person gives written notice to Purchaser and AEC asserting a claim for Losses, including reasonably detailed specific facts and circumstances pertaining thereto, before the expiration of the periods of time that the underlying representations, warranties, covenants and agreements survive under Section 9.05 hereof.

                  (ii) If Seller shall have actual knowledge as of the Closing Date that any of the representations or warranties of Purchaser and AEC contained herein are false or inaccurate or that Purchaser or AEC is in breach of any covenant or obligation under this Agreement, then Purchaser and AEC shall have no liability for any loss resulting from or arising out of the falsity or inaccuracy of such representations or warranties, or the breach of such covenant or obligation.

         9.03 "LOSSES" DEFINED. In this Agreement, the term "Losses" means all losses, claims, liabilities, damages, judgments, liabilities, payments, obligations, costs and expenses (including, without limitation, any reasonable legal fees and reasonable costs and expenses incurred after the Closing Date in defense of or in connection with any alleged or asserted liability, payment or obligation as to which indemnification may apply hereunder), regardless of whether or not any liability, payment, obligation or judgment is ultimately imposed against the Purchaser's Indemnified Persons or Seller's Indemnified Persons and whether or not the Purchaser's Indemnified Persons or Seller's Indemnified Persons are made or become parties to an action, suit or proceeding in respect thereof, voluntarily or involuntarily.

         9.04 NOTICE OF CLAIMS. With respect to any matter as to which any person or entity (the "Indemnified Person") is entitled to indemnification from any other person or entity (the "Indemnifying Person") under this Article IX, the Indemnified Person shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against the Indemnified Person in respect of, resulting from, relating to or arising out of such matter, and the costs and expenses thereof shall be subject to the indemnification obligations of the Indemnifying Person hereunder; provided, however, that if the Indemnifying Person acknowledges in writing its obligation to indemnify the Indemnified Person in respect of such matter to the fullest extent provided by this Article IX, the Indemnified Person shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnified Person. Neither an Indemnified Person nor an Indemnifying Person shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party hereto (and for purposes of this provision the "other party hereto" shall be: (1) Purchaser, for any Indemnified Person or Indemnifying Person who is a Seller's Indemnified Person, and (ii) Seller, for any Indemnified Person or Indemnifying Person who is a Purchaser's Indemnified Person), which consent shall not be unreasonably withheld.

         9.05 SURVIVAL OF PROVISIONS.

              (a) All representations and warranties contained herein or made pursuant to this Agreement shall survive the Closing until (but excluding) the first anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 4.18 (Capitalization and Title to Shares) shall survive the Closing without limitation, and (ii) the representations and warranties contained in Section 4.09 (Taxes) and Section 4.12 (Environmental Matters) shall survive until the end of the applicable statute of limitations period.

              (b) All covenants and agreements of the parties contained in or made pursuant to this Agreement and required to be performed prior to the Closing Date shall not survive the Closing and shall be deemed to have been waived by the party for whose benefit the covenant or agreement exists. All other covenants and agreements contained in or made pursuant to this Agreement (including Section 9.01 and 9.02) shall survive the Closing for so long as any claim may be made in respect of such matters under any applicable statute of limitations.

         9.06 NO PUNITIVE DAMAGES. Notwithstanding anything to the contrary set forth in this Agreement, no party hereto shall have any liability to any other party hereto, any of Purchaser's Indemnified Persons or any of Seller's Indemnified Persons for any punitive, consequential or special damages by virtue of any breach of any representation, warranty, covenant or agreement in or pursuant to this Agreement, any Seller Document or Purchaser Document or any other agreement, document or instrument executed and delivered pursuant hereto or in connection herewith or the Closing; provided that the foregoing shall not be deemed to limit the obligation of any party hereunder to indemnify for Losses constituting punitive, consequential or special damages awarded to any third-party claimant.

         9.07 EXCLUSIVE REMEDY. Each party hereto agrees that the sole liability of any other party hereto for any claim with respect to the transactions contemplated under this Agreement from and after the Closing Date shall be limited to indemnification under this
Article IX; provided, however, that the foregoing shall not be deemed to prohibit or restrict the availability of any equitable remedies (including specific performance) in the event of any violation or threatened violation of
Section 6.07.

                                   ARTICLE X
                                  MISCELLANEOUS

         10.01 FURTHER ACTIONS. From time to time after the Closing Date, the parties hereto shall execute and deliver (or cause to be executed and delivered) such other and further documents and instruments and shall take (or cause to be taken) such other and further actions, as any other party hereto may reasonably request in order to further effect and/or evidence the transactions contemplated hereby or to otherwise consummate and give effect to the covenants and agreements set forth herein.

         10.02 BROKERS. Seller shall indemnify Purchaser against, and hold Purchaser harmless from, at all times after the date hereof, any and all Losses resulting from, relating to or arising out of any agreement, arrangement or undertaking made or alleged to have been made By Seller or any officer, director, employee, agent, representative of affiliate of Seller with any third party for brokerage or finder fees or other commissions in connection with this Agreement or the transactions contemplated hereby or thereby. Purchaser shall indemnify Seller against, and hold Seller harmless from, at all times after the date hereof, any and all Losses resulting from, relating to or arising out of any agreement, arrangement or undertaking made or alleged to have been made by Purchaser or any officer, director, employee, agent, representative or affiliate of Purchaser with any third party for brokerage or finder fees or other commissions in connection with this Agreement or the transactions contemplated hereby or thereby.

         10.03 EXPENSES. Seller shall bear its and the Company's legal fees, appraisal fees, investment banking fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Purchaser shall bear its own legal fees, appraisal fees, investment banking fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Seller shall pay any and all sales, transfer and documentary stamp taxes and other expenses incident to the transfer of the Shares.

         10.04 ENTIRE AGREEMENT. This Agreement, which includes the Exhibits hereto and the Disclosure Schedule, and the other Seller Documents and Purchaser Documents contain the entire agreement among Seller and Purchaser with respect to the subject matter hereof and thereof, and supersede all prior agreements, arrangements and understandings with respect thereto.

         10.05 DESCRIPTIVE HEADINGS; REFERENCES. The descriptive headings of this Agreement and other Seller Documents and Purchaser Documents are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof or thereof. Article, Section and Exhibit references in this Agreement are to the referenced Articles and

Sections of and Exhibits to, this Agreement, unless the context otherwise requires. Schedule references in this Agreement are to the referenced Schedules in the Disclosure Schedule, unless the context otherwise requires.

         10.06 NOTICES. Any notice or other communication which is required or permitted hereunder or under any other Seller Document or Purchaser Document shall be in writing and shall be deemed to have been delivered and received (x) on the day of (or, if not a Business Day, the first Business Day after) its having been personally delivered or telecopied to the following address or telecopy number, (y) on the first Business Day after its having been sent by overnight delivery service to the following address, or (z) if sent by regular, registered or certified mail, when actually received at the following address:

         If to Purchaser, AEC or (after the Closing) ESII:

                  American Ecology Corporation
                  805 W. Idaho, Suite 200
                  Boise, Idaho 83702
                  Attention: Jim Baumgardner
                  Telecopier No.: (208) 331-7900
                  Telephone No.: (208) 331-8400

         with a copy to:

                  Stoel Rives LLP
                  101 S. Capitol Blvd., Suite 1900
                  Boise, Idaho 83702
                  Attention: Paul M. Boyd, Esq.
                  Telecopier No.: (208) 389-9040
                  Telephone No.: (208) 389-8400

         If to Seller or Enso:

                  Envirosource Technologies, Inc.
                  1155 Business Center Drive
                  Horsham, Pennsylvania 19044
                  Attention: General Counsel
                  Telecopier No.:  (215) 956-5424
                  Telephone No.:  (215) 956-5500

         with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue
                  New York, New York 10022
                  Attention: Steven M. Pesner and Stephen B. Kuhn

                  Telecopier No.: (212) 872-1002
                  Telephone No.: (212) 872-1000


Any party may by notice change the address or telecopier number to which notices or other communications to it are to be delivered, telecopied or sent.

         10.07 GOVERNING LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law principles thereof). Any claim, action, suit or other proceeding initiated by any of the Seller's Indemnified Persons against Purchaser and/or AEC, under or in connection with this Agreement or any Purchaser Document shall exclusively be asserted, brought, prosecuted and maintained in any federal or state court in the State of Idaho, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Any claim, action, suit or other proceeding initiated by any of the Purchaser's Indemnified Persons against Seller and/or Enso, under or in connection with this Agreement or any Seller Document shall exclusively be asserted, brought, prosecuted and maintained in any federal or state court in the Commonwealth of Pennsylvania, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Seller, Enso, Purchaser and AEC each hereby irrevocably (i) submit to the jurisdiction of such courts, (ii) waive any and all rights to object to the laying of venue in any such court,
(iii) waive any and all rights to claim that any such court may be an inconvenient forum, and (iv) agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices may be given to it under this Agreement.

         10.08 ASSIGNMENT. This Agreement, and the respective rights and obligations of the parties hereunder, may not be assigned or delegated other than by operation of law (x) by Purchaser, AEC or (after the Closing) ESII without the prior written consent of Seller; provided, however, that notwithstanding the foregoing, Purchaser may assign this Agreement and its rights hereunder to a wholly-owned subsidiary of Purchaser without Seller's consent (provided, such assignment shall not relieve Purchaser of its indemnification obligations under this Agreement) or (y) by Seller, Enso or (prior to the Closing) ESII without the prior written consent of Purchaser, and any purported assignment or delegation by any party hereto in violation of the foregoing shall be void ab initio; provided, further, that any or all rights of any party to receive the performance of the obligations of the other parties hereunder (but not any obligations of any party hereunder) and rights to assert claims against the other parties in respect of breaches of representations, warranties or covenants may be assigned to any entity extending credit to such party or any of its affiliates, but any assignee of such rights shall take such rights subject to any defenses, counterclaims and rights of set-off to which the non-assigning parties might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         10.09 REMEDIES. Purchaser and Seller acknowledge that any violation or threatened violation of Section 6.07 hereof will cause irreparable injury to the other party and that the remedy at law for any such violation or threatened violation will be inadequate. Purchaser and Seller agree that the other party shall be entitled to temporary and permanent injunctive relief for any such violation or threatened violation without the necessity of proving (i) that the other party will be irreparably injured thereby, (ii) that the remedy at law for such violation or threatened violation is inadequate or (iii) actual damages.

         10.10 WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in a writing executed by each of the parties hereto. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         10.11 THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, and except as expressly provided in Article IX or as permitted pursuant to Section 10.08 hereof, this Agreement and the other Seller Documents and Purchaser Documents shall not create benefits on behalf of any employee, agent or representative of ESII or any other person or entity not party hereto (including, without limitation, any accountant, broker or finder, notwithstanding the provisions of Section 10.02), and this Agreement shall be effective only as between the parties hereto, their successors, and permitted assigns.

         10.12 ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect, and the remaining provisions of this Agreement, shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

         10.13 NATURE OF THE TRANSACTION.

               (a) Purchaser and Seller agree that the Purchase and Sale hereunder is a purchase of a business in its entirety as a going concern to be directed and operated by the Purchaser, and not an investment in securities although the transaction will be effectuated by a sale of the Shares.

               (b) For purposes of the Securities Act, Purchaser hereby acknowledges its understanding that the Shares are not registered under the Securities Act, or registered or qualified under any Blue Sky Laws, on the grounds that the offering, sale, issuance and delivery thereof is exempt from the registration and/or qualification requirements thereof, and that Seller's reliance on such exemption is predicated in part on the following covenants, agreements and acknowledgments of Purchaser. Purchaser hereby represents and warrants to and covenants and agrees with Seller that Purchaser: (i) is acquiring the Shares for its own account for investment purposes only, with no present intention of offering, selling, transferring, distributing or otherwise disposing of the same, any part thereof or any interest therein (subject, nevertheless, to any requirement of the law that the disposition of its securities shall at all times be within its control), and (ii) will not offer, sell, transfer, distribute or otherwise dispose of the Shares except in compliance with the Securities Act and all applicable Blue Sky Laws.

         10.14 PUBLIC ANNOUNCEMENTS. No party hereto shall make any Announcement to which the other parties hereto shall reasonably object, however, Seller and Purchaser will be required under the Exchange Act to report this Agreement and the transactions contemplated hereby, and such reporting shall be permitted in all events. Each party shall afford the other parties hereto a reasonable opportunity to review and comment upon each Announcement proposed to be made by it prior to the release thereof.

         10.15 GENDER AND PLURAL TERMS. Words of gender or neuter may be read as masculine, feminine or neuter, as required by the context. Singular and plural forms of defined and other terms herein may be read as singular or plural, as required or permitted by the context.

         10.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:                                         SELLER:

American Ecology Environmental Services   Envirosource Technologies, Inc.
Corporation


By:                                       By:
    -----------------------------------        ---------------------------------
    Name:                                      Name:
    Title:                                     Title:


AEC:                                      ENSO:

American Ecology Corporation              Envirosource, Inc.



By:                                       By:
    -----------------------------------        --------------------------------
    Name:                                      Name:
    Title:                                     Title:

                                     Annex A

                              Permitted Exceptions


                                  See attached.

                                    Exhibit A

                        Form of Non-Competition Agreement


                                  See attached.

                                    Exhibit B

                      Form of Transition Services Agreement


                                  See attached.

                                    Exhibit C


                            Form of License Agreement



                                  See attached.

                                    Exhibit D

                            Form of Trademark License


                                  See attached.

                                    Exhibit E

                   Form of ESOI/Nucor Yamato Letter Agreement


                                  See attached.

                                    Exhibit F

                       Form of Opinion of Seller's Counsel


                                  See attached.

                                    Exhibit G

                 Form of Opinion of Counsel to Purchaser and AEC


                                  See attached.

                                                                  EXECUTION COPY

================================================================================


                            STOCK PURCHASE AGREEMENT


                                  by and among
                         AMERICAN ECOLOGY ENVIRONMENTAL
                              SERVICES CORPORATION,
                          AMERICAN ECOLOGY CORPORATION,
                      ENVIROSOURCE TECHNOLOGIES, INC., and
                               ENVIROSOURCE, INC.

                             Dated: January 15, 2001


================================================================================

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS.................................................1
         1.01     CERTAIN DEFINITIONS.........................................1

ARTICLE II PURCHASE AND SALE..................................................9
         2.01     PURCHASE AND SALE...........................................9
         2.02     CONSIDERATION...............................................9

ARTICLE III ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES................9
         3.01     STERLING ASSETS.............................................9
         3.02     NON-COMPETITION AGREEMENT..................................10
         3.03     TRANSITION SERVICES AGREEMENT..............................10
         3.04     LICENSE AGREEMENT..........................................10
         3.05     TRADEMARK LICENSE..........................................10
         3.06     CLOSING DATE BALANCE SHEET.................................10
         3.07     ESOI/NUCOR YAMATO LETTER AGREEMENT.........................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................10
         4.01     ORGANIZATION AND GOOD STANDING.............................10
         4.02     CONSENTS, AUTHORIZATIONS AND CONFLICTS.....................11
         4.03     MINUTE AND STOCK TRANSFER BOOKS............................12
         4.04     FINANCIAL STATEMENTS.......................................12
         4.05     TITLE, CONDITION AND NATURE OF TANGIBLE ASSETS.............13
         4.06     INTELLECTUAL PROPERTY RIGHTS...............................14
         4.07     LITIGATION.................................................14
         4.08     COMPLIANCE.................................................14
         4.09     TAXES......................................................15
         4.10     EMPLOYEE BENEFIT MATTERS...................................16
         4.11     EMPLOYEES AND LABOR RELATIONS..............................18
         4.12     ENVIRONMENTAL MATTERS......................................19
         4.13     CONTRACTS..................................................20

         4.14     ABSENCE OF CERTAIN CHANGES.................................20
         4.15     NOTES AND ACCOUNTS RECEIVABLE..............................22
         4.16     DEALERS, SUPPLIERS, CUSTOMERS AND KEY EMPLOYEES............22
         4.17     EQUITY INTERESTS...........................................22
         4.18     CAPITALIZATION AND TITLE TO SHARES.........................22
         4.19     BANK ACCOUNTS..............................................23
         4.20     INSURANCE..................................................23
         4.21     GUARANTIES.................................................24
         4.22     BLM LAND TRANSACTION.......................................24
         4.23     FULL DISCLOSURE............................................24
         4.24     NO OTHER REPRESENTATIONS AND WARRANTIES BY SELLER..........24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF AEC AND PURCHASER................24
         5.01     ORGANIZATION AND GOOD STANDING.............................24
         5.02     CONSENTS, AUTHORIZATIONS AND CONFLICTS.....................25
         5.03     LITIGATION.................................................25
         5.04     FINANCIAL STATEMENTS.......................................23
         5.05     DUE DILIGENCE..............................................23
         5.06     NO VIOLATION OF LAW........................................23
         5.07     INSURANCE APPROVAL.........................................23

ARTICLE VI CONDUCT AND TRANSACTIONS PRIOR TO CLOSING; AFTER CLOSING..........23
         6.01     ACCESS TO RECORDS AND PROPERTIES OF THE COMPANY............23
         6.02     OPERATION OF THE COMPANY...................................27
         6.03     CONSENTS AND NOTICES.......................................27
         6.04     EFFORTS TO SATISFY CONDITIONS..............................27
         6.05     INTRACOMPANY INDEBTEDNESS..................................28
         6.06     TRANSFER RESTRICTIONS......................................28
         6.07     CONFIDENTIAL INFORMATION...................................28
         6.08     TAX RETURNS AND PAYMENTS...................................29
         6.09     COOPERATION................................................29
         6.10     COMPANY PLANS..............................................30
         6.11     NO NEGOTIATION.............................................30

         6.12     "TO THE BEST KNOWLEDGE, ETC."..............................30
         6.13     INSURANCE..................................................31
         6.14     EMPLOYEE TRANSFERS.........................................31
         6.15     TITLE INSURANCE............................................32
         6.16     GUARANTY...................................................33
         6.17     INSURANCE APPROVAL.........................................33

ARTICLE VII CONDITIONS OF CLOSING............................................33
         7.01     CONDITIONS TO OBLIGATIONS OF PURCHASER.....................33
         7.02     CONDITIONS TO OBLIGATIONS OF SELLER........................36

ARTICLE VIII CLOSING DATE AND TERMINATION....................................37
         8.01     CLOSING DATE...............................................37
         8.02     TERMINATION OF AGREEMENT...................................37
         8.03     EFFECT OF TERMINATION......................................38

ARTICLE IX INDEMNIFICATION...................................................38
         9.01     BY SELLER AND ENSO.........................................38
         9.02     BY PURCHASER AND AEC.......................................39
         9.03     "LOSSES" DEFINED...........................................40
         9.04     NOTICE OF CLAIMS...........................................40
         9.05     SURVIVAL OF PROVISIONS.....................................41
         9.06     NO PUNITIVE DAMAGES........................................41
         9.07     EXCLUSIVE REMEDY...........................................41

ARTICLE X MISCELLANEOUS......................................................42
         10.01    FURTHER ACTIONS............................................42
         10.02    BROKERS....................................................42
         10.03    EXPENSES...................................................42
         10.04    ENTIRE AGREEMENT...........................................42
         10.05    DESCRIPTIVE HEADINGS; REFERENCES...........................42
         10.06    NOTICES....................................................43
         10.07    GOVERNING LAW AND FORUM....................................44
         10.08    ASSIGNMENT.................................................44

         10.09    REMEDIES...................................................44
         10.10    WAIVERS AND AMENDMENTS.....................................45
         10.11    THIRD PARTY RIGHTS.........................................45
         10.12    ILLEGALITIES...............................................45
         10.13    NATURE OF THE TRANSACTION..................................45
         10.14    PUBLIC ANNOUNCEMENTS.......................................46
         10.15    GENDER AND PLURAL TERMS....................................46
         10.16    COUNTERPARTS...............................................47

Annex A - Permitted Exceptions

                                    EXHIBITS

Exhibit A -       Form of Non-Competition Agreement
Exhibit B -       Form of Transition Services Agreement
Exhibit C -       Form of License Agreement
Exhibit D -       Form of Trademark License
Exhibit E -       Form of ESOI/NUCOR Letter Agreement
Exhibit F -       Form of Opinion of Seller's Counsel
Exhibit G -       Form of Opinion of Counsel to Purchaser and AEC


                                    SCHEDULES

Schedule 3.01(a) -   List of Sterling Assets
Schedule 3.01(c) -   Representations and Warranties Applicable to Sterling
                      Assets
Schedule 4.01 -      Organization and Good Standing and Material Jurisdictions
Schedule 4.02 -      Seller Consents
Schedule 4.04(a) -   ESII Financial Statements
Schedule 4.05(a) -   Real Property and Tangible Personal Property
Schedule 4.06 -      Intellectual Property Rights
Schedule 4.07 -      Litigation
Schedule 4.08 -      ESII Permits and Compliance
Schedule 4.09 -      Taxes
Schedule 4.10(b) -   Company Plans and Other Benefit Obligations
Schedule 4.10(d) -   ERISA
Schedule 4.11 -      Employees and Labor Relations
Schedule 4.12 -      Environmental Matters
Schedule 4.13 -      Material Contracts of ESII
Schedule 4.14 -      Absence of Certain Changes
Schedule 4.16 -      Dealers, Suppliers, Customers and Key Employees
Schedule 4.19 -      Bank Accounts
Schedule 4.20 -      Insurance
Schedule 5.02 -      Purchaser Consents
Schedule 5.03 -      Litigation (Purchaser)
Schedule 5.06 -      No Violation of Law
Schedule 6.14 -      CSI Facility Employees
Schedule 6.15 -      Standard Printed Exceptions to Title Policy
Schedule 7.01(c) -   Required Consents